Exhibit 99.1

Stronghold Announces Third Quarter 2023 Operating and Financial Results and

Launches Carbon Capture Initiative

Stronghold to Hold Analyst and Investor Day on December 12, 2023

NEW YORK, November 14, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, the “Company”, or “we”) today announced the following:

Recent Operational and Financial Highlights

•
Stronghold’s Beneficial Use Ash Can Capture Carbon Dioxide (CO2). Following four months of extensive testing, third-party lab results indicate that Stronghold’s beneficial use ash, a natural byproduct of its mining-waste-to-power process, can capture CO2 from ambient air at a capacity of up to 12% by weight of starting ash. The process results in permanent and stable storage of the CO2.

•
Initial Phase of Carbon Capture Project Underway at the Scrubgrass Plant. Stronghold and third-party engineering, design, and construction partners have developed direct air capture (“DAC”) technology to utilize the beneficial use ash to capture CO2. Field testing is in progress with initial results expected by December of 2023.

•	Reiterating Q4 2023 Hash Rate Guidance. The Company is committed to Bitcoin mining and expects at least 20% sequential growth in hash rate going into the fourth quarter of 2023.

•
Procured 3,135 High-Spec Bitcoin Miners (358 PH/s, >114 TH/s per miner, 28.7 J/T) Since the End of Q2 2023. The Company is taking a disciplined approach to the Bitcoin  event in April of 2024, with no incremental capital currently committed to purchase additional miners.

•	Signed Managed Services Agreement with Frontier Outpost 8, LLC (“Frontier Mining”) to optimize Bitcoin mining operations and profitability of Stronghold’s data centers.

•
Fixed Costs Were Down ~$31 Million for the First Three Quarters of 2023 Versus the First Three Quarters of 2022, Representing a ~56% Reduction. Fixed costs include operations & maintenance expense and general & administrative expense, excluding stock-based compensation and a one-time accounts receivable adjustment.

•
Generated 620 Bitcoin during the third quarter of 2023, which was nearly flat versus the second quarter of 2023 and represented approximately 9% and 41% growth compared to the third and fourth quarters of 2022, respectively.

1 See Non-GAAP Reconciliation table.

•
The Company generated revenues of $17.7 million, net loss of $22.3 million, and non-GAAP Adjusted EBITDA loss of $2.4 million during the third quarter of 2023. Excluding the adjustment to accounts receivable, the non-GAAP Adjusted EBITDA loss would have been $1.6 million. Revenues comprised $12.7 million from cryptocurrency self-mining, $3.8 million from cryptocurrency hosting, and $1.2 million from the sale of energy.[1]

Stronghold Carbon Capture Initiative

On November 10, 2023, Stronghold launched the first phase of its carbon capture project at the Scrubgrass Plant. The design and process follow four months of third-party laboratory tests, conducted by Karbonetiq, Inc. (“Karbonetiq”) at their Santa Barbara, California lab, utilizing a variety of testing methodologies. Stronghold’s beneficial use ash naturally contains reactive calcium oxide as a result of including limestone in the fuel mix to reduce sulfur dioxide emissions given high sulfur content in mining waste. Calcium oxide can, under the right conditions, bond with CO2 to form calcium carbonate, effectively absorbing CO2 out of ambient air and permanently storing it in a geologically stable solid. Karbonetiq’s lab results demonstrated that Stronghold’s beneficial use ash can potentially capture CO2 at a capacity of approximately 12% by weight of starting ash with the use of their proprietary, patent pending, direct air capture technology. We believe that the carbonation will occur in no more than two weeks based on the lab results. As part of the first phase of development, Stronghold aims to confirm that laboratory results are replicable and scalable in the field. The Company  expects to use third-party labs with industry-standard thermogravimetric analysis - mass spectrometry (TGA-MS) measurements to test ash samples following exposure to Karbonetiq’s proprietary, patent pending process. Stronghold expects that development will be iterative, as the Company works to optimize processes around ash movement, composition, rate of capture, time to capture and cost, among other variables. The cost of equipment for the first phase is expected to be less than $100,000, and the Company believes that the scaled project will cost approximately $50-125 per annual ton of CO2 capture capacity, assuming the laboratory results are validated.

Stronghold’s two mining-waste-to-power facilities produce approximately 800,000 to 900,000 tons of beneficial use ash per year at baseload capacity utilization. Extrapolating the potential 12% CO2 capture capacity from Scrubgrass ash lab tests, this would imply potential to capture approximately 100,000 tons of CO2 per year. In September of 2023, Stronghold engaged third-party consultant Carbonomics to advise on the verification of its carbon removals for private-market monetization. The Company believes that its process will qualify for the Carbonated Materials Methodology for CO2 Removal on the Puro Registry, and the average transaction price for Puro’s Carbon Removal Certificates has ranged from approximately $130 to 190 per ton of CO2 removed during 2023. Stronghold expects to submit a Project Design Document to Puro by the first quarter of 2024. Additionally, the Company intends for its process to qualify for the direct air capture standard under the recently enacted Internal Revenue Service (“IRS”) Section 45Q and the Inflation Reduction Act, which can provide for up to $180/ton tax credits based on existing incentives. The Company is currently exploring whether its carbon capture initiatives would be able to qualify for Section 45Q tax credits.

“Our focus on improving the environment is a key component of our business,” said Greg Beard, chairman and chief executive officer of Stronghold. “Mining waste piles, if left in their dormant states, will remain ‘forever emitters’ of greenhouse gasses, including CO2, methane, and other air pollutants. In the last year, multiple third-party studies found that greenhouse gas emissions from unabated mining waste piles greatly exceeds the corresponding emissions under the controlled and regulated conditions of mining-waste-to-power CFB and similar facilities. Specifically, one study estimates that mining-waste-to-power facilities in Pennsylvania and West Virginia alone ‘reduce the equivalent net GHG emissions that would otherwise be emitted from the same amount of coal refuse by over 20 million tons of CO2e in a single year’. This is an exciting affirmation of our efforts, and, with the deployment of our carbon capture project, we have the opportunity to make even more progress in combating greenhouse gas emissions.

“While it is early, if the lab results are replicable in the field using direct air capture technology, when scaled, our carbon capture deployment has the potential to be one of the ten largest DAC projects currently announced in the U.S.,” Beard continued. “We are optimistic that this meaningful project can become operational for a fraction of the cost of the other announced projects and believe that it could be deployed at scale on a shorter timeline. We look forward to providing updates as we receive test results and the project progresses.”

Bitcoin Mining Update

Stronghold generated 620 Bitcoin during the third quarter of 2023, which was nearly flat versus the second quarter 2023 and represented approximately 9% and 41% growth compared to the third and fourth quarters of 2022, respectively. The Company achieved this growth despite the average network hash rate in the third quarter of 2023 being 83% and 52% higher than the average network hash rate in the third quarter and fourth quarter of 2022, respectively. Network hash rate grew ~9% sequentially from the second quarter of 2023 to the third quarter 2023.

The Panther Creek Plant entered its planned 15-day outage on October 28, 2023, and the Company intended to import electricity from the PJM grid to power its Panther Creek data center during that time. The Panther Creek Plant notified PJM of this outage, as is customary. Shortly after the outage began, the Panther Creek Plant was notified by PJM that there was a reliability issue elsewhere in the region that would constrain Panther Creek’s electricity imports to 30 megawatts through its outage, less than half of its need. As a result, the Company took steps to shorten the outage, and the Panther Creek Plant restarted on November 9, 2023, and the data center resumed unconstrained operations shortly thereafter.

Liquidity and Capital Resources

As of September 30, 2023, and November 10, 2023, we had approximately $5.6 million and $5.2 million, respectively, of cash and cash equivalents and Bitcoin on our balance sheet, which included 24 Bitcoin and 12 Bitcoin, respectively. Additionally, Stronghold has $3.8 million of contracted receivables that it expects to receive in the next 30 days, including approximately $2.7 million related to the sale of 2022 waste coal tax credits and approximately $0.8 million related to the sale of renewable energy credits. As of September 30, 2023, and November 10, 2023, the Company had principal amount of outstanding indebtedness of approximately $59.7 million and $59.6 million, respectively. As of November 10, 2023, Stronghold had approximately $6.1 million of capacity remaining of its at-the-market offering agreement (“ATM”) with H.C. Wainwright & Co., LLC. Stronghold has issued approximately $8.9 million of Class A common stock at an average price of $6.96 per share under its ATM for approximately $8.6 million of net proceeds, with approximately $0.3 million paid in commissions. The Company has not sold any of its shares under the ATM since the end of the third quarter of 2023.

Analyst & Investor Day

On December 12, 2023, Stronghold will host an analyst and investor day in New York, NY to discuss the carbon capture initiative and other items. In-person attendance is by invitation only to institutional investors and analysts. Presentations are expected to begin at 1:00 p.m. ET, and the event is expected to conclude at 3:00 p.m. ET. For those who would like to attend the event in-person, please contact Stronghold’s investor relations team SDIG@gateway-grp.com for additional details and instructions. A webcast will also be available on Stronghold’s investor relations website.

Conference Call

Stronghold will host a conference call today, November 14, 2023, at 11:00 a.m. Eastern Time (7:00 a.m. Pacific Time) with an accompanying presentation to discuss these results. A question-and-answer session will follow management's presentation.

To participate, a live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.strongholddigitalmining.com. To access the call by phone, please use the following link Stronghold Digital Mining Third Quarter 2023 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.

A replay will be available on the Company's Investor Relations website shortly after the event at ir.strongholddigitalmining.com.

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass and Panther Creek plants, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Cautionary Statement Concerning Forward-Looking Statements and Disclaimer

Certain statements contained in this press release, including guidance, constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements, including with respect to its potential carbon capture initiative. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements; our ability to replicate and scale the carbon capture project; our ability to manage costs related to the carbon capture project; and our ability to monetize our carbon capture project, including through the private market and our ability to qualify for, obtain, monetize or otherwise benefit from Section 45Q tax credits. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on April 3, 2023, and in our subsequently filed Quarterly Reports on Form 10-Q. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.

In January 2021, the IRS issued final regulations under Section 45Q of the Internal Revenue Code, which provides a tax credit disposed of in secure geological storage (in the event of direct air capture that results in secure geological storage, credits are valued at $180 per ton of CO2 captured) or utilized in a manner that satisfies a series of regulatory requirements (in the event of direct air capture that results in utilization, credits are valued at $130 per ton of CO2 captured). We may benefit from Section 45Q tax credits only if we satisfy the applicable statutory and regulatory requirements, and we cannot make any assurances that we will be successful in satisfying such requirements or otherwise qualifying for or obtaining the Section 45Q tax credits currently available or that we will be able to effectively benefit from such tax credits. Additionally, the amount of Section 45Q tax credits from which we may benefit is dependent upon our ability to satisfy certain wage and apprenticeship requirements, which we cannot assure you that we will satisfy. We are currently exploring whether our carbon capture initiatives discussed herein would be able to qualify for any Section 45Q tax credit. It is not entirely clear whether we will be able to meet any required statutory and regulatory requirements, and qualification for any amount of Section 45Q credit may not be feasible with our currently planned direct air capture initiative. Additionally, the availability of Section 45Q tax credits may be reduced, modified or eliminated as a matter of legislative or regulatory policy. Any such reduction, modification or elimination of Section 45Q tax credits, or our inability to otherwise benefit from Section 45Q tax credits, could materially reduce our ability to develop and monetize our carbon capture program. These and any other changes to government incentives that could impose additional restrictions or favor certain projects over our projects could increase costs, limit our ability to utilize tax benefits, reduce our competitiveness, and/or adversely impact our growth. Any of these factors may adversely impact our business, results of operations and financial condition.

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2023	December 31, 2022
ASSETS:
Cash and cash equivalents	$4,979,299	$13,296,703
Digital currencies	641,999	109,827
Accounts receivable	486,706	10,837,126
Inventory	3,143,284	4,471,657
Prepaid insurance	1,842,250	5,471,498
Due from related parties	97,288	73,122
Other current assets	1,137,834	1,381,737
Total current assets	12,328,660	35,641,670
Equipment deposits	—	10,081,307
Property, plant and equipment, net	156,481,678	167,204,681
Operating lease right-of-use assets	1,552,735	1,719,037
Land	1,748,440	1,748,440
Road bond	211,958	211,958
Security deposits	348,888	348,888
Other noncurrent assets	155,992	—
TOTAL ASSETS	$172,828,351	$216,955,981
LIABILITIES:
Accounts payable	$14,666,753	$27,540,317
Accrued liabilities	9,638,819	8,893,248
Financed insurance premiums	1,112,558	4,587,935
Current portion of long-term debt, net of discounts and issuance fees	1,654,634	17,422,546
Current portion of operating lease liabilities	748,369	593,063
Due to related parties	451,367	1,375,049
Total current liabilities	28,272,500	60,412,158
Asset retirement obligation	1,062,677	1,023,524
Warrant liabilities	5,434,420	2,131,959
Long-term debt, net of discounts and issuance fees	57,653,823	57,027,118
Long-term operating lease liabilities	899,576	1,230,001
Contract liabilities	560,510	351,490
Total liabilities	93,883,506	122,176,250
COMMITMENTS AND CONTINGENCIES (NOTE 10)
REDEEMABLE COMMON STOCK:
Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 2,405,760 and 2,605,760 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively.	10,563,277	11,754,587
Total redeemable common stock	10,563,277	11,754,587
STOCKHOLDERS’ EQUITY (DEFICIT):
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 7,876,688 and 3,171,022 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively.	788	317
Series C convertible preferred stock; $0.0001 par value; 23,102 shares authorized; 21,572 and 0 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively.	2	—
Accumulated deficits	(321,126,596)	(240,443,302)
Additional paid-in capital	389,507,374	323,468,129
Total stockholders' equity	68,381,568	83,025,144
Total redeemable common stock and stockholders' equity	78,944,845	94,779,731
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY	$172,828,351	$216,955,981

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
OPERATING REVENUES:
Cryptocurrency mining	$12,684,894	$12,283,695	$37,764,990	$50,715,424
Energy	1,210,811	13,071,894	4,682,590	29,807,512
Cryptocurrency hosting	3,789,375	93,279	9,195,072	282,327
Capacity	—	878,610	1,442,067	4,591,038
Other	41,877	39,171	142,194	91,941
Total operating revenues	17,726,957	26,366,649	53,226,913	85,488,242
OPERATING EXPENSES:
Fuel	8,556,626	10,084,466	22,262,141	29,292,616
Operations and maintenance	6,961,060	19,528,088	24,206,080	47,449,177
General and administrative	6,598,951	11,334,212	25,145,444	32,848,291
Depreciation and amortization	9,667,213	12,247,245	26,025,021	37,234,126
Loss on disposal of fixed assets	—	461,940	108,367	2,231,540
Realized gain on sale of digital currencies	(131,706)	(185,396)	(725,139)	(936,506)
Realized loss on sale of miner assets	—	—	—	8,012,248
Impairments on miner assets	—	11,610,000	—	16,600,000
Impairments on digital currencies	357,411	465,651	683,241	8,176,868
Impairments on equipment deposits	5,422,338	—	5,422,338	12,228,742
Total operating expenses	37,431,893	65,546,206	103,127,493	193,137,102
NET OPERATING LOSS	(19,704,936)	(39,179,557)	(49,900,580)	(107,648,860)
OTHER INCOME (EXPENSE):
Interest expense	(2,441,139)	(3,393,067)	(7,428,530)	(10,813,302)
Loss on debt extinguishment	—	(28,697,021)	(28,960,947)	(28,697,021)
Impairment on assets held for sale	—	(4,159,004)	—	(4,159,004)
Gain on extinguishment of PPP loan	—	—	—	841,670
Changes in fair value of warrant liabilities	(180,838)	1,302,065	5,580,453	1,302,065
Realized gain on sale of derivative contract	—	90,953	—	90,953
Changes in fair value of forward sale derivative	—	—	—	3,435,639
Changes in fair value of convertible note	—	(1,204,739)	—	(2,167,500)
Other	15,000	20,000	45,000	50,000
Total other income (expense)	(2,606,977)	(36,040,813)	(30,764,024)	(40,116,500)
NET LOSS	$(22,311,913)	$(75,220,370)	$(80,664,604)	$(147,765,360)
NET LOSS attributable to noncontrolling interest	(5,188,727)	(44,000,155)	(26,663,731)	(86,435,347)
NET LOSS attributable to Stronghold Digital Mining, Inc.	$(17,123,186)	$(31,220,215)	$(54,000,873)	$(61,330,013)
NET LOSS attributable to Class A common shareholders:
Basic	$(2.26)	$(12.67)	$(8.93)	$(28.17)
Diluted	$(2.26)	$(12.67)	$(8.93)	$(28.17)
Weighted average number of Class A common shares outstanding:
Basic	7,569,511	2,463,163	6,047,891	2,177,206
Diluted	7,569,511	2,463,163	6,047,891	2,177,206

STRONGHOLD DIGITAL MINING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30, 2023	September 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(80,664,604)	$(147,765,360)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	26,025,021	37,234,126
Accretion of asset retirement obligation	39,153	18,253
Gain on extinguishment of PPP loan	—	(841,670)
Loss on disposal of fixed assets	108,367	2,231,540
Realized loss on sale of miner assets	—	8,012,248
Change in value of accounts receivable	1,867,506	—
Amortization of debt issuance costs	161,093	2,681,039
Stock-based compensation	7,603,859	9,123,124
Loss on debt extinguishment	28,960,947	28,697,021
Impairment on assets held for sale	—	4,159,004
Impairments on equipment deposits	5,422,338	12,228,742
Impairments on miner assets	—	16,600,000
Changes in fair value of warrant liabilities	(5,580,453)	(1,302,065)
Changes in fair value of forward sale derivative	—	(3,435,639)
Realized gain on sale of derivative contract	—	(90,953)
Forward sale contract prepayment	—	970,000
Changes in fair value of convertible note	—	2,167,500
Other	(229,485)	—
(Increase) decrease in digital currencies:
Mining revenue	(43,778,958)	(50,715,424)
Net proceeds from sale of digital currencies	42,563,545	46,209,822
Impairments on digital currencies	683,241	8,176,868
(Increase) decrease in assets:
Accounts receivable	8,129,033	1,336,817
Prepaid insurance	1,399,254	5,321,521
Due from related parties	(91,617)	(58,735)
Inventory	1,328,373	55,538
Other assets	9,666	(866,298)
Increase (decrease) in liabilities:
Accounts payable	(1,445,109)	4,878,600
Due to related parties	(239,230)	781,485
Accrued liabilities	875,203	(407,909)
Other liabilities, including contract liabilities	(211,225)	(55,742)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(7,064,082)	(14,656,547)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,743,269)	(68,052,422)
Proceeds from sale of equipment deposits	—	13,844,780
Equipment purchase deposits - net of future commitments	—	(13,656,428)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(14,743,269)	(67,864,070)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(3,196,644)	(34,490,545)
Repayments of financed insurance premiums	(1,474,889)	(3,992,336)
Proceeds from debt, net of issuance costs paid in cash	(147,385)	97,337,454
Proceeds from private placements, net of issuance costs paid in cash	9,824,567	8,599,440
Proceeds from ATM, net of issuance costs paid in cash	8,483,982	—
Proceeds from exercise of warrants	316	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	13,489,947	67,454,013
NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,317,404)	(15,066,604)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	13,296,703	31,790,115
CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,979,299	$16,723,511

Use and Reconciliation of Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairments on digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gains or losses on extinguishment of debt, realized gains or losses on sale of digital currencies, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairments, and realized gains and losses on the sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-Q for the quarter ended September 30, 2023, expected to be filed on or prior to November 14, 2023. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.
RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Loss (GAAP)	$(22,312)	$(75,220)	$(80,665)	$(147,765)
Plus:
Interest expense	2,441	3,393	7,429	10,813
Depreciation and amortization	9,667	12,247	26,025	37,234
Loss on debt extinguishment	—	28,697	28,961	28,697
Impairment on assets held for sale	—	4,159	—	4,159
Impairments on equipment deposits	5,422	—	5,422	12,229
Impairments on miner assets	—	11,610	—	16,600
Impairments on digital currencies	357	466	683	8,177
Non-recurring expenses[1]	1,216	8,218	1,853	14,781
Stock-based compensation	788	3,377	7,604	9,123
Loss on disposal of fixed assets	—	462	108	2,232
Realized loss on sale of miner assets	—	—	—	8,012
Realized gain on sale of digital currencies	(132)	(185)	(725)	(937)
Changes in fair value of forward sale derivative	—	—	—	(3,436)
Gain on extinguishment of PPP loan	—	—	—	(842)
Changes in fair value of convertible note	—	1,205	—	2,168
Changes in fair value of warrant liabilities	181	(1,302)	(5,580)	(1,302)
Realized gain (loss) on sale of derivative contract	—	(91)	—	(91)
Accretion of asset retirement obligation	13	—	39	—
Adjusted EBITDA (Non-GAAP)	$(2,357)	$(2,965)	$(8,846)	$(148)

1 Includes the following non-recurring expenses: out-of-the-ordinary major repairs and upgrades to the power plant and other one-time items.

Investor Contact:

Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@gateway-grp.com
1-949-574-3860

Media Contact:
contact@strongholddigitalmining.com